As filed with the Securities and Exchange Commission on June 29, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARIAD PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	22-3106987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 Landsdowne Street

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

ARIAD PHARMACEUTICALS, INC. 2006 LONG-TERM INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Harvey J. Berger, M.D.

Chairman and Chief Executive Officer

ARIAD Pharmaceuticals, Inc.

26 Landsdowne Street

Cambridge, Massachusetts 02139-4234

(617) 494-0400

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	13,779,568	$16.99	$234,114,860.32	$26,829.56
	220,432	$17.09	$3,767,182.88	$431.72

Total	14,000,000		$237,882,043.20	$27,261.28

(1)	The number of shares of common stock, par value $0.001 per share (“Common Stock”), stated above consists of the aggregate number of additional shares not previously registered (i) which may be issued upon the exercise of options which have been granted under the ARIAD Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan, as amended, pursuant to an amendment to the plan that became effective on June 21, 2012 (the “Plan”) (220,432 shares); and (ii) which may hereafter be issued under the 2010 Plan (13,779,568 shares). The maximum number of shares which may be issued under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be issued upon exercise of outstanding options, the fee is calculated on the basis of the weighted average price at which the options may be exercised; and (ii) in the case of shares of Common Stock to be issued in connection with equity awards that have not yet been granted, the fee is calculated on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as reported on The NASDAQ Global Select Market as of a date (June 28, 2012) within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 of the Registrant relating to an employee benefit plan is effective (SEC File No. 333-161515). The information contained in the Registrant’s registration statement on Form S-8 (SEC File No. 333-161515) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The Index of Exhibits immediately following the signatures to this Registration Statement is incorporated herein by reference.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on June 29, 2012.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Harvey J. Berger, M.D.
Harvey J. Berger, M.D. Chairman and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Harvey J. Berger, M.D. and Edward M. Fitzgerald, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of ARIAD Pharmaceuticals, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harvey J. Berger, M.D. Harvey J. Berger, M.D.	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	June 29, 2012

/s/ Edward M. Fitzgerald Edward M. Fitzgerald	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2012

/s/ Jay R. LaMarche Jay R. LaMarche	Director	June 29, 2012

Athanase Lavidas, Ph.D.	Director

Massimo Radaelli, Ph.D.	Director

Norbert G. Riedel, Ph.D.	Director

/s/ Robert M. Whelan, Jr. Robert M. Whelan, Jr.	Director	June 29, 2012

/s/ Wayne Wilson Wayne Wilson	Director	June 29, 2012

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as to the legality of the shares being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (filed with Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

5